Exhibit 10.1

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

by and among

EGS ELECTRICAL GROUP LLC,

EMERSON ELECTRIC CO.,

SPX CORPORATION

and

SPX HOLDING, INC.

Dated as of December 3, 2013

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		1

1.1	The Seller Interests	1
1.2	Consideration	2
1.3	Additional Consideration	2
1.4	Closing	5
1.5	Deliveries of Parent and the Seller at Closing	5
1.6	Deliveries of Buyer at Closing	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT		6

2.1	Authorization; No Conflict	6
2.2	No Violation	6
2.3	Seller Interests	7
2.4	Consents	7
2.5	Brokers, Finders	7
2.6	Litigation	7
2.7	Disclaimer	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		8

3.1	Authorization; No Conflict	8
3.2	No Violation	8
3.3	Consents	8
3.4	Brokers, Finders	9
3.5	Litigation	9
3.6	Disclaimer	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9

4.1	Authorization; No Conflict	9
4.2	No Violation	9
4.3	Consents	10
4.4	Litigation	10
4.5	Product Lines	10
4.6	Disclaimer	10

ARTICLE V RESTRICTIVE COVENANTS		10

5.1	Covenant	10
5.2	Enforceability	12
5.3	Time Period; Advisors	12

ARTICLE VI ADDITIONAL COVENANTS OF THE PARTIES		13

6.1	Conduct of the Business	13

i

6.2	Efforts; Governmental Approvals	13
6.3	Public Announcements; Confidentiality	14
6.4	Further Assurances	14
6.5	Taxes	14
6.6	Certain Waivers	16
6.7	Certain Indemnification	17
6.8	LLC Agreement	18
6.9	Distributions	18
6.10	Sola Trademarks	18

ARTICLE VII CONDITIONS TO CLOSING		18

7.1	Conditions Precedent to Obligations of Buyer, Parent and the Seller	18
7.2	Conditions Precedent to Obligations of Buyer	18
7.3	Conditions Precedent to Obligations of Parent and the Seller	19

ARTICLE VIII INDEMNIFICATION		19

8.1	Survival of Representations and Warranties and Covenants	19
8.2	Indemnification by Parent and the Seller	20
8.3	Indemnification by Buyer	20
8.4	Procedures for Claims	20
8.5	Limitations on Indemnity	22

ARTICLE IX MISCELLANEOUS PROVISIONS		23

9.1	Notice	23
9.2	Termination	23
9.3	Entire Agreement	24
9.4	Assignment; Binding Agreement	24
9.5	Counterparts	25
9.6	Headings; Interpretation	25
9.7	Expenses	25
9.8	Remedies Cumulative	25
9.9	Governing Law	26
9.10	Submission to Jurisdiction; Waivers	26
9.11	No Waiver	26
9.12	Severability	26
9.13	Amendments	26
9.14	No Third Party Beneficiaries	27

INDEX OF DEFINED TERMS

15% Threshold	3
Action	7
Additional Consideration	3
Advisors	12
Affiliate	25
Agreement	1
Allocation	15
Business Day	5
Buyer	1
Buyer Indemnified Persons	20
Buyer Waiving Parties	17
Buyer’s Knowledge	9
Change in Control of Parent	11
Closing	5
Closing Date	5
Closing Payment	2
Code	15
Company	1
Company LLC Agreement	1
Company’s Knowledge	10
Competitive Business	11
Confidential Material	11
Consideration	3
Contract	7
Covered Person	17
Effective Time	5
Emerson Percentage	1
General Signal Reorganization Agreement	16
Government	7
Income Tax	16
Indemnification Agreement Termination	6
Indemnified Losses	20
Indemnified Party	20
Indemnifying Party	20
Independent Accountant	4
Joint Venture	3
Lien	1
Losses	20
Order	7
Overall Threshold	2
Parent	1
Partial Threshold	4
Parties	1
Party	1
Person	25

Product Line Purchase Price	3
Purchase Price	2
Required Government Approvals	18
Restrictive Period	12
Sale Transaction	4
Seller	1
Seller Indemnified Persons	20
Seller Interests	1
Seller Percentage	1
Seller’s Knowledge	8
Subsidiaries	4
Tax	16
Tax Returns	16
Taxes	15
Termination Agreement	5
Termination Date	24
Third Person	21
Third Person Claim	21
Trademark License Amendment	6
Transfer Tax Returns	16
Transfer Taxes	14

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into on the 3rd day of December, 2013, by and among EGS Electrical Group LLC, a Delaware limited liability company (the “Company”), Emerson Electric Co., a Missouri corporation (“Buyer”), SPX Corporation, a Delaware corporation (“Parent”), and SPX Holding, Inc., a Connecticut corporation (the “Seller”).  Each of the Company, Buyer, Parent and the Seller are referred to herein as a “Party” and together as the “Parties.”

RECITALS

A.                                    Apple JV Holding Corp., an indirect wholly-owned subsidiary of Buyer, owns 55.5% (the “Emerson Percentage”) of the limited liability company interests of the Company.

B.                                    The Seller owns 44.5% (the “Seller Percentage”) of the limited liability company interests of the Company (the “Seller Interests”).  The Seller is a wholly-owned subsidiary of Parent.

C.                                    Buyer desires to purchase from the Seller, on the following terms and conditions, the Seller Interests.

D.                                    The Seller desires to sell the Seller Interests to Buyer, on the following terms and conditions.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1                               The Seller Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Seller, all right, title and interest in and to the Seller Interests, free and clear of any Lien (as defined below).  As used in this Agreement, “Lien” shall mean any lien, claim, encumbrance, security interest, charge, pledge, or other restriction or adverse claim of whatever nature, including without limitation for the avoidance of doubt, any Tax lien, other than any restriction or obligation under the Amended and Restated Limited Liability Agreement of the Company dated as of September 15, 1997, by and among the Company, Appleton Electric Co., Emerson Electric Co., General Signal Corporation and G.S. Building Systems Corporation (as such agreement has been amended from time to time, the “Company LLC Agreement”).

1.2                               Consideration.

The purchase price to be paid by Buyer for the Seller Interests (the “Purchase Price”) shall be an amount equal to (a) the product of $1,275,000,000.00, multiplied by the Seller Percentage, which product is Five Hundred Sixty-Seven Million Three Hundred Seventy-Five Thousand Dollars ($567,375,000), plus (b) $3,335,000, plus (c) an amount equal to One Hundred Eleven Thousand One Hundred Eleven Dollars ($111,111) per day multiplied by the number of days from and including December 1, 2013 through the earlier of (1) the day prior to the Closing Date or (2) December 31, 2013; provided that if the Closing occurs after February 1, 2014, then the Purchase Price shall be further increased by an amount equal to One Hundred Eleven Thousand One Hundred Eleven Dollars ($111,111) per day multiplied by the number of days from and including February 1, 2014 through the day prior to the Closing Date (together with the amount set forth in clauses (a) and (b) above, the “Closing Payment”), plus (d) the Additional Consideration (as defined below), if any.

1.3                               Additional Consideration.

(a)                                 In the event a Sale Transaction:

(i)                                     is consummated with respect to all or substantially all of the Company and the Subsidiaries;

(ii)                                  the definitive agreement with respect to which is executed on or after the date hereof and no later than forty-eight (48) months following the Closing Date; and

(iii)                               where the Consideration (as defined below) exceeds $1,275,000,000 minus the amount of any Consideration in any Sale Transaction involving a product line of the Company or any Subsidiary (the “Overall Threshold”), then

Buyer shall pay to the Seller, within three (3) business days after the closing of the Sale Transaction, an amount equal to the Seller Percentage multiplied by the amount of the Consideration in excess of the Overall Threshold.  For the avoidance of doubt, in no event shall there be any double counting between a sale pursuant to Section 1.3(a) and a sale pursuant to Section 1.3(b).

(b)                                 In the event one or more Sale Transactions:

(i)                                     is consummated with respect to one or more product lines of the Company or any Subsidiary listed on Schedule 1.3(b)(i) that cumulatively comprised more than 15% of the total sales of the Company and the Subsidiaries for the 2013 fiscal year, which 15% is $77,623,605;

(ii)                                  the definitive agreement with respect to which is executed on or after the date hereof and no later than forty-eight (48) months following the Closing Date; and

(iii)                               where the Consideration exceeds the Partial Threshold (as defined below), then

Buyer shall pay to the Seller, within three (3) business days after the closing of each such Sale Transaction, an amount equal to the Seller Percentage multiplied by the amount of Consideration in such Sale Transaction in excess of the Partial Threshold (the “Product Line Purchase Price”).  For the avoidance of doubt, and in each instance as calculated using the methodology reflected on Schedule 1.3(b)(ii), if Buyer sells pursuant to a Sale Transaction one or more product lines of the Company or any Subsidiary listed on Schedule 1.3(b)(i) that did not cumulatively comprise more than $77,623,605 of sales for the 2013 fiscal year, then the Seller shall not be entitled to any payment for the sale of such product line(s) until Buyer sells pursuant to one or more Sale Transactions additional product line(s) pursuant to one or more definitive agreements executed within the period described in Section 1.3(b)(ii) above that, together with the product line(s) previously sold, comprised more than $77,623,605 of sales for the 2013 fiscal year (the “15% Threshold”), at which time, Buyer shall pay to the Seller the Product Line Purchase Price with respect to all such Sale Transactions.  After Buyer sells pursuant to a Sale Transaction one or more product lines listed on Schedule 1.3(b)(i) that cumulatively meet the 15% Threshold and pays to the Seller the Product Line Purchase Price, if Buyer sells pursuant to a Sale Transaction any additional product lines of the Company or any of the Subsidiaries listed on Schedule 1.3(b)(i)  pursuant to one or more definitive agreements executed within the period described in Section 1.3(b)(ii) above, Buyer shall pay to the Seller the Product Line Purchase Price with respect to each such additional product lines sold.  An example of the foregoing calculations is attached as Schedule 1.3(b)(iii).

(c)                                  As used herein, the following terms shall have the following meanings:

(i)                                     “Additional Consideration” shall mean any payments made pursuant to Section 1.3(a) or Section 1.3(b).  For all Tax purposes, all Additional Consideration shall be treated by the Parties as adjustments to the Purchase Price to the extent permitted by applicable law.

(ii)                                  “Consideration” shall mean (A) the total value of all cash, securities and other property paid or payable, directly or indirectly, by an acquirer to a seller or sellers in connection with a Sale Transaction (including, without limitation, amounts paid, distributed or issued, or to be paid, distributed or issued, to holders of common stock, preferred stock, convertible securities, warrants, stock appreciation rights, options or similar rights or securities or, in the case of a Sale Transaction, the form of which is the contribution or other transfer of the Company and its Subsidiaries (or portion thereof, including, without limitation, one or more product lines), to a partnership, joint or collaborative venture or similar arrangement (a “Joint Venture”), the total value of that portion of the product line, business or businesses of the Company or its Subsidiaries contributed or to be contributed or transferred to such Joint Venture and which, for the avoidance of doubt, shall not include any cash or other property or rights contributed or transferred by Buyer or one of Buyer’s Affiliates that is not the Company or its Subsidiaries to such Joint Venture), and, in each case, any amounts paid in respect of covenants not to compete, plus (B) the aggregate principal amount of all indebtedness for borrowed money (including, without limitation, capitalized leases and preferred stock obligations) outstanding immediately prior to consummation of a Sale Transaction or otherwise, directly or indirectly, assumed, refinanced (including without limitation any premiums paid), extinguished or consolidated in connection with such Sale Transaction.  Consideration also shall include, in the case of a sale of assets, the net book value of any working capital (other than cash) of the seller of such assets not acquired in such Sale Transaction.  If any portion of Consideration is paid into escrow, related to future events (contingent or otherwise) or subject to increase by payments related to future events, then the Parties shall negotiate in good faith to determine pursuant to this Section 1.3 how such Consideration, if any, shall be included in the calculation of the amount.  For purposes of computing Consideration hereunder, non-cash consideration consisting of publicly traded securities shall be valued at the average of their closing price for the five trading days immediately prior to the closing of the Sale Transaction and any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Parties.  If any amounts payable in a Sale Transaction are computed in any currency other than U.S. Dollars, the value of such currency for purposes hereof shall be converted into U.S. Dollars at the prevailing exchange rate on the date on which such amounts are paid.

(iii)                               “Partial Threshold” means the product of (A) $1,275,000,000, multiplied by (B) a fraction, the numerator of which is the sales for the 2013 fiscal year of the product line(s) being sold, and the denominator of which is $517,492,000.

(iv)                              “Sale Transaction” means, whether effected directly or indirectly or in one or a series of transactions, the sale, transfer, exchange or other disposition to a third party of all or a portion of the business, assets, product lines or divisions of the Company or any of its Subsidiaries, in each case, whether by way of merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, share exchange, negotiated purchase, leveraged buyout or partnership, Joint Venture, business combination or other transaction the substantive effect of which is a sale to a third party of all or a portion of the business, assets, product lines or divisions of the Company or any of its Subsidiaries.

(v)                                 “Subsidiaries” means all of the Company’s subsidiaries as the same may exist from time to time.

(d)                                 In the event of a dispute between the Seller and Buyer regarding this Section 1.3, (i) Buyer shall pay to the Seller, within three (3) business days after such closing of a transaction contemplated by Section 1.3(a) or Section 1.3(b), the amount of Additional Consideration that Buyer believes in good faith is owing to the Seller pursuant to Section 1.3(a) or Section 1.3(b), and (ii) the Seller and Buyer shall in good faith attempt to resolve any such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto.  If the parties are unable to resolve any such dispute within thirty (30) business days after a closing of a Sale Transaction contemplated by Section 1.3(a) or Section 1.3(b), either party may submit the dispute for resolution to a nationally recognized accounting firm acceptable to Buyer and the Seller which has done no work for any Party for the last three years, or if none is selected by the Parties, then a firm selected by the American Arbitration Association (the “Independent Accountant”). Promptly, but no later than twenty (20) business days after the dispute is submitted to the Independent Accountant, the Independent Accountant shall determine, based solely on presentations by the Seller and Buyer, and not by independent review, only those issues remaining in dispute and shall render a report as to the dispute, and the resulting computation of the Additional Consideration, if any, which shall be final, binding and conclusive on the parties.  The fees, costs and expenses of the Independent Accountant incurred in connection with the calculation of the Additional Consideration shall be allocated between the Seller and Buyer in proportion to the amount by which their respective determinations of the Additional Consideration differed from the amount determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the determination of the Additional Consideration, provided that each of the Seller and Buyer shall bear its own counsel, expert and accounting fees.  Buyer shall make available to the Seller (upon request) all books, records, agreements and work papers reasonably related to any transaction contemplated by Section 1.3(a) or Section 1.3(b). Buyer will pay any additional amount owing to the Seller within three (3) business days following resolution of the dispute. All payments of Additional Consideration shall be made by wire transfer of immediately available funds to an account designated by the Seller.

1.4                               Closing.  Subject to the satisfaction or waiver of all applicable conditions to Closing, the closing (the “Closing”) shall take place at the offices of Bryan Cave LLP, One Metropolitan Square, 211 N. Broadway, Suite 3600, St. Louis, Missouri, 63102, or at such other location as the Parties hereto may agree (provided that the Closing may be conducted remotely by facsimile, e-mail or other electronic communication), at 12:01 a.m., local time (the “Effective Time”) on the third Business Day after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in ARTICLE VII hereof, unless extended by mutual agreement of the Parties (such date, the “Closing Date”).  For purposes of this Agreement, “Business Day” shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of Delaware, United States of America.  Effective as of the Closing Date, the Seller shall cease to be a Member (as defined in the Company LLC Agreement) of the Company.

1.5                               Deliveries of Parent and the Seller at Closing.  At the Closing, Parent and the Seller shall deliver or cause to be delivered to Buyer:

(a)                                 duly executed documents transferring the Seller Interests, free and clear of all Liens, in a form and substance satisfactory to Buyer;

(b)                                 a non-foreign affidavit, duly executed and dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(c)                                  a properly executed IRS Form W-9;

(d)                                 a termination agreement (the “Termination Agreement”), duly executed by SPX Transformer Solutions, Inc., pursuant to which that certain Technology License Agreement — ILS Inverters by and between GSEG LLC and General Signal Power Systems, Inc., dated September 15, 1997, will be terminated effective as of the Closing Date;

(e)                                  an amendment to that certain Trademark License Agreement by and between General Signal Corporation and GSEG LLC, dated September 15, 1997 for the HEVIDUTY trademark set forth on Exhibit A to such agreement (the “Trademark License Amendment”)  duly executed by Parent;

(f)                                   a termination agreement, duly executed by Parent, of that certain Indemnification Agreement entered into in 2012, between Parent and Buyer (the “Indemnification Agreement Termination”); and

(g)                                  the certificate required by Section 7.2(b) of this Agreement.

1.6                               Deliveries of Buyer at Closing.  At the Closing, Buyer shall deliver or cause to be delivered to the Seller:

(a)                                 by wire transfer of immediately available funds, the Closing Payment;

(b)                                 the Termination Agreement, duly executed by GSEG LLC;

(c)                                  the Trademark License Amendment, duly executed by GSEG LLC;

(d)                                 the Indemnification Agreement Termination, duly executed by Buyer; and

(e)                                  the certificate required by Section 7.3(b) of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT

The Seller and Parent hereby make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and on the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

2.1                               Authorization; No Conflict.  Parent and the Seller are corporations, duly organized, validly existing and in good standing under the laws of their respective states of incorporation.  Parent and the Seller have all requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and the Seller have been duly authorized by all requisite corporate action on the part of Parent and the Seller.  This Agreement constitutes a legal, valid and binding obligation of Parent and the Seller, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally.

2.2                               No Violation.  Except as set forth on Schedule 2.2, neither Parent nor the Seller is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, license, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the rights or obligations thereunder accelerated, increased, modified, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Parent and the Seller of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby.  The execution of this

Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against Parent or the Seller or any of their respective properties, assets, rights or privileges, whether tangible or intangible.  None of the execution and delivery of this Agreement by Parent or the Seller, the performance by Parent or the Seller of their respective obligations hereunder, nor the consummation by Parent or the Seller of the transactions contemplated hereby will violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the Seller, as currently in effect for Parent and the Seller.

2.3                               Seller Interests.  The Seller holds the Seller Interests, free and clear of any Liens.  Except as expressly provided for in the Company LLC Agreement, neither Parent nor the Seller has granted any options, warrants, calls, rights, subscriptions, conversion rights, rights of first refusal, agreements or commitments of any kind outstanding obligating Parent or the Seller to issue, acquire, transfer, pledge or encumber the Seller Interests.  Except as set forth on Schedule 2.3(i), since the acquisition of the Seller Interests, there has not been any sale, assignment, transfer or other conveyance of the Seller Interests by Parent or the Seller, nor has Parent or the Seller entered into any written or oral contract, agreement, commitment, license, lease, release, indenture, or evidence of indebtedness to which the Company or a Subsidiary is a party or is otherwise obligated (each, a “Contract”) pursuant to which any applicable obligations continue to be outstanding or effective for the sale, assignment transfer or conveyance thereof.  Except as set forth on Schedule 2.3(ii), there are no unitholder agreements, buy-sell agreements, voting trusts or other agreements or understandings to which Parent or the Seller is a party or to which it is bound relating to any of the Seller Interests.

2.4                               Consents.  Except as set forth on Schedule 2.4, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, the United States or any other nation, state or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency or judicial body thereof (“Government”) or any third person is required in connection with the execution, delivery or performance of this Agreement by Parent or the Seller, or the consummation by Parent or the Seller of the transactions contemplated hereby.  The Parties acknowledge that in making the representations and warranties set forth in this Section 2.4 and Section 2.2 solely as it relates to non-U.S. competition law filings, the Seller and Parent are relying in part on certain financial information furnished by Buyer and the Company related to Buyer’s and the Company’s operations in the applicable jurisdictions.

2.5                               Brokers, Finders.  No finder, broker, agent, or other intermediary, acting on behalf of Parent or the Seller, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.6                               Litigation.

(a)                                 There is no suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, “Action”) or any judgment, order, writ, injunction or decree of any court or other Government entity (“Order”) pending or, to the Seller’s

Knowledge, threatened, against Parent or the Seller challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby.

(b)                                 For purposes of this Agreement, “Seller’s Knowledge” means the actual awareness of any individual whose name is set forth on Schedule 2.6(b).  The words “know,” “knowing” and “known” shall be construed accordingly.

2.7                               Disclaimer.  Neither Parent, the Seller nor any of their Affiliates (as defined below), representatives or advisors has made, or shall be deemed to have made, to Buyer any representation or warranty other than those expressly made by Parent or the Seller in this ARTICLE II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Parent and the Seller, each of which is true and correct on the date hereof and on the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

3.1                               Authorization; No Conflict.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Missouri.  Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally.

3.2                               No Violation.  Except as set forth on Schedule 3.2, Buyer is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, license, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the rights or obligations thereunder accelerated, increased, modified, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Buyer of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against Buyer or any of its properties, assets, rights or privileges, whether tangible or intangible.  None of the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder, nor the consummation by Buyer of the transactions contemplated hereby will violate, conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Buyer, as currently in effect for Buyer.

3.3                               Consents.  Except as set forth on Schedule 3.3, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance of this

Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby.  The Parties acknowledge that in making the representations and warranties set forth in this Section 3.3 and Section 3.2 solely as it relates to non-U.S. competition law filings, Buyer is relying in part on certain financial information furnished by Parent, the Seller and the Company related to Parent’s, the Seller’s and the Company’s operations in the applicable jurisdictions.

3.4                               Brokers, Finders.  No finder, broker, agent, or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.5                               Litigation.

(a)                                 There is no Action or Order pending or, to Buyer’s Knowledge, threatened, against Buyer challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby.

(b)                                 For purposes of this Agreement, “Buyer’s Knowledge”) means the actual awareness of any individual whose name is set forth on Schedule 3.5(b).  The words “know,” “knowing” and “known” shall be construed accordingly.

3.6                               Disclaimer.  Neither Buyer nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to the Seller or Parent any representation or warranty other than those expressly made by Buyer in this ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Parent and the Seller, each of which is true and correct on the date hereof and on the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

4.1                               Authorization; No Conflict.  The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally.

4.2                               No Violation.  Except as set forth on Schedule 4.2, the Company is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, license, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the rights or obligations thereunder accelerated, increased, modified, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Parties of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company or any of its properties, assets, rights or privileges, whether tangible or intangible.  None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby will violate, conflict with or result in any breach of any provision of the certificate of formation of the Company, as currently in effect for the Company.

4.3                               Consents.  Except as set forth on Schedule 4.3, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.  The Parties acknowledge that in making the representations and warranties set forth in this Section 4.3 and Section 4.2 solely as it relates to non-U.S. competition law filings, the Company is relying in part on certain financial information furnished by Parent, the Seller and Buyer related to Parent’s, the Seller’s and Buyer’s operations in the applicable jurisdictions.

4.4                               Litigation.

(a)                                 There is no Action or Order pending or, to the Company’s Knowledge, threatened, against the Company challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby.

(b)                                 For purposes of this Agreement, the “Company’s Knowledge” means the actual awareness of any individual whose name is set forth on Schedule 4.4(b).  The words “know,” “knowing” and “known” shall be construed accordingly.

4.5                               Product Lines.  Attached as Schedule 1.3(b)(i) is a true and correct list of the product lines of the Company as of September 30, 2013, together with the sales for each such product line for the twelve (12) months then ended.

4.6                               Disclaimer.  Neither the Company nor any of the Subsidiaries, representatives or advisors has made, or shall be deemed to have made, to Parent or the Seller any representation or warranty other than those expressly made by the Company in this ARTICLE IV.

ARTICLE V
RESTRICTIVE COVENANTS

In consideration of the Purchase Price and the consummation of the transactions contemplated hereby:

5.1                               Covenant.  The Seller and Parent agree, effective upon the Closing, that neither Parent nor the Seller shall:

(a)                                 during the Restrictive Period (as hereinafter defined), directly or indirectly, as a principal, employee, partner, shareholder, member, officer, director, agent or otherwise, compete, assist in or provide financial resources to any activity which competes with the business now carried on by the Company or the Subsidiaries anywhere in the world (a “Competitive Business”); provided, however, that the running of such time period shall be tolled during any period of time during which the Seller or Parent violates the provisions of this paragraph.  Notwithstanding the foregoing, (A) the purchase or resulting ownership by the Seller or Parent of a business that derives less than the lesser of (x) fifteen percent (15%) of its total annual revenues or (y) $15,000,000 in annual revenues from Competitive Businesses, measured for the fiscal year ended immediately prior to the date of such purchase, shall not constitute a breach of this Section 5.1(a); provided, however, that the Seller or Parent may acquire a business that derives $15,000,000 or more in annual revenues, or fifteen percent (15%) or more of its total annual revenues, from a Competitive Business, as long as the acquiring person shall begin a process to divest such Competitive Business within sixty (60) days after the closing of such acquisition or combination (which process shall include engaging a reputable financial advisor in connection therewith),  and shall use commercially reasonable efforts to divest such Competitive Business on commercially reasonable terms, and if such divestiture is not completed within twelve months after the Closing, then the running of the Restrictive Period shall be tolled during any period of time during which such Competitive Business is held in excess of twelve months, (B) Parent or the Seller may, directly or indirectly, hold publicly traded interests in or securities of any person engaged in a Competitive Business to the extent that such investment does not, directly or indirectly, confer more than five percent (5%) of the voting power of such person and (C) in the event of a Change in Control of Parent, the provisions of this Section 5.1(a) shall not apply to the acquirer of Parent or any of its Affiliates (other than the Seller and Parent) and nothing in this paragraph shall be deemed to restrict the ability of Parent or the Seller from providing financial resources to the acquirer or any of the acquirer’s Affiliates, regardless of whether they are engaging in a Competitive Business,  provided that in no event shall such financial resources be used to permit any breach of this Section 5.1(a) by the Seller and Parent. As used herein, a “Change in Control of Parent” shall mean any person who is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of voting securities of Parent representing more than 50% of Parent’s outstanding voting securities or rights to acquire such securities;

(b)                                 during the Restrictive Period, use or disclose to anyone except authorized personnel of the Company or a Subsidiary or Advisors (as hereinafter defined) any trade secrets or confidential matters concerning the Company or any Subsidiary, including, without limitation, secrets, customer lists (including, without limitation, the name and/or requirements of any customer of the Company or any Subsidiary) and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any intellectual property of the Company or any Subsidiary (unless previously publicly disclosed in a manner which would not and does not constitute a breach of this Agreement, the Company LLC Agreement or any other relevant agreement) and any other research or business information concerning the Company or any Subsidiary which the Company or any Subsidiary currently treats as confidential (whether or not a trade secret under applicable law) (collectively, the “Confidential Material”).  If the Seller or Parent is or may be obligated to disclose any Confidential Material pursuant to applicable law, regulation or legal process, then the Seller or Parent, as applicable, shall provide Buyer with prompt written notice before any such disclosure sufficient to enable Buyer either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 5.1(b) or both.  Nothing herein shall prevent the Seller from using or disclosing information (and such information shall not be deemed to be Confidential Material) that is generally available to the public, that becomes available to the Seller, Parent or one of their Affiliates on a non-confidential basis from a source other than the Company or Buyer, provided that such source is not bound by a confidentiality agreement or other contractual, legal, or fiduciary obligation of confidentiality to the Company with respect to such information, or that is independently developed by the Seller, Parent or one of their Affiliates without reference to any Confidential Material. Parent and the Seller will, and will use reasonable efforts to promptly cause their respective Affiliates, officers, directors, employees, agents, representatives and advisors to destroy or return upon request all Confidential Material, and all copies thereof, obtained by Parent and the Seller or on their behalf from any of the Company, a Subsidiary, Apple JV Holding Corp. or any of their respective Affiliates that are subject to the provisions of this Section 5.1(b); provided, however, that Parent and the Seller (i) may maintain copies of Confidential Material pursuant to legal, fiduciary or professional standards to which they are subject, and in connection with bona fide internal document retention policies, so long as such retained copies are not available to the segment operating teams of Parent, the Seller or any of their Affiliates (including, without limitation, in the event that Parent or the Seller is acquired, any of such acquirer’s Affiliates) and (ii) shall not be required to delete Confidential Material saved pursuant to automated computer backup procedures, so long as any such backup tapes or media are not generally available to their employees generally; or

(c)                                  directly or indirectly, during the 36 month period after the Closing Date, solicit, encourage to leave employment, or hire any employee of the Company or any Subsidiary or any person who at the time of proposed hire by the Seller had been an officer or employee of the Company or any Subsidiary within the previous 6 months; provided, however, that the foregoing restriction shall not apply to any employee whose employment is terminated by the Company or any Subsidiary.  Notwithstanding the foregoing, Parent and the Seller shall be permitted to solicit employees pursuant to a general advertisement or non-targeted solicitation or through the use of an employment agency or search firm (so long as such agency or firm was not directed by Parent or the Seller to contact such employee or officer); provided, however, that neither Parent nor the Seller shall, directly or indirectly, hire any person during such 36 month period who responds to such advertisement or solicitation or to the solicitation of such employment agency or search firm if such person is listed on Schedule 5.1(c).

5.2                               Enforceability.  The Seller and Parent acknowledge that the foregoing restrictions are reasonable and agree that in the event of any breach thereof, the harm to Buyer, the Company and/or the Subsidiaries will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate.  In the event that a court of competent jurisdiction determines, in an Action brought by or on behalf of Buyer, the Company or a Subsidiary, that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction on the Seller’s or Parent’s competition with the Company or any Subsidiary.

5.3                               Time Period; Advisors.  For purposes of this Agreement, “Restrictive Period” shall mean a period of five (5) years from and after the Closing Date and “Advisors” shall mean, collectively any financial or legal advisors to the Seller or Parent who have a need to know the information described in Section 5.1(b) and who are under an obligation to keep the information confidential.  Notwithstanding anything contained herein to the contrary, the Seller and Parent agree that the Seller and Parent shall be responsible for any breach of the terms of Section 5.1(b) by any Advisor.

ARTICLE VI
ADDITIONAL COVENANTS OF THE PARTIES

6.1                               Conduct of the Business.  Between the date hereof and the earlier of the Closing Date or the Termination Date, the Company will conduct its business in the ordinary course.

6.2                               Efforts; Governmental Approvals.

(a)                                 Subject to the terms and conditions hereof, the Parties will use their respective commercially reasonable efforts to take all action and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII).

(b)                                 The Parties will as promptly as practicable, and in any event within three (3) business days following the date hereof, prepare and file with the appropriate Governmental authorities a merger control notification pursuant to the competition laws of Brazil and related regulations for the transactions contemplated hereby.  The Parties shall file as soon as practicable and advisable any supplemental or additional information which may reasonably be requested by the Brazilian Government in connection with such filings and shall comply in all material respects with all applicable Laws relating thereto.

(c)                                  The Parties will coordinate and cooperate fully with each other in exchanging such information (if necessary or advisable, on an outside counsel basis, and except as may be prohibited by any Government or by any Law, or as necessary to preserve any applicable legal privilege) and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any applicable Law.  The Parties shall keep each other apprised of the status of any communication with, and inquiries or requests for additional information from, the Brazilian Government, and shall each use its commercially reasonable efforts to comply promptly with any such inquiry or request.  No Party shall agree to participate in any meeting with any Government in respect of any such filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Government, gives the other Party the opportunity to attend and participate at such meeting.

(d)                                 Each Party agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement and the other agreements executed in connection herewith; provided, however, that no Party shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval, including, without limitation, any approvals contemplated by filings made pursuant to Section 6.2(b) of this Agreement.

6.3                               Public Announcements; Confidentiality.  Buyer and the Company, on the one hand, and Parent and the Seller on the other hand shall consult with each other and shall mutually agree in writing (such agreement not to be unreasonably withheld or delayed) upon the content and timing of any press release (or portion thereof) with respect to the transactions contemplated by this Agreement (including, without limitation, with respect to the disclosure of the Purchase Price or any component thereof) and none of the Parties shall issue such press release (or portion thereof) with respect to the transactions contemplated by this Agreement prior to such consultation and agreement, except as may be required by any applicable law, any Government or the rules or regulations of any stock exchange or Government; provided, however, that each Party shall give prior notice to the other Party of the content and timing of any such press release (or portion thereof) required by applicable law, any Government or the rules or regulations of any stock exchange or Government; and provided further, that the foregoing restrictions shall not apply to any Party with respect to the other Party if any Party is required by applicable law, Government or the rules or regulations of any stock exchange or Government to make an immediate announcement, and the non-announcing Party is unavailable for review of the announcement and remains unavailable after a good faith attempt was made for it to be contacted.

6.4                               Further Assurances.  From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.  On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including without limitation contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

6.5                               Taxes.

(a)                                 Buyer shall pay the Emerson Percentage of, and Parent and the Seller shall pay the Seller Percentage of, all transfer, documentary, sales, use, stamp, registration and other such Taxes (as hereinafter defined) and all conveyance fees, recording charges and other fees and charges (including without limitation any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement when due (collectively, “Transfer Taxes”).  The Tax Matters Partner will file all necessary Transfer Tax Returns (as hereinafter defined) and other documentation with respect to all such Transfer Taxes, and if required by applicable law, the Parties will join in the execution of any such Transfer Tax Returns and other documentation.

(b)                                 Buyer, Parent and the Seller agree to furnish or cause to be furnished to one another, upon request, as promptly as practical, such information (including without limitation reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter.  Buyer, Parent and the Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.5(b).  Any Tax audit or other Tax proceeding shall be deemed to be a Third Person Claim subject to the procedures set forth in ARTICLE VIII of this Agreement.

(c)                                  The Tax Matters Partner shall cause the Company to make, for the Company’s taxable year that includes the Closing Date, a valid election pursuant to Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder and any comparable provision of state, local or non-U.S. Tax law and shall not seek to revoke such election.  The Parties agree that any resulting adjustments to the basis of the Company’s assets pursuant to Section 743 of the Code shall be allocated among such assets in accordance with Section 755 of the Code.

(d)                                 Within one hundred eighty (180) days after the Closing Date, Buyer shall provide to Parent and the Seller for their review a statement of the amount of the Purchase Price plus Company liabilities, properly taken into account for Income Tax (as hereinafter defined) purposes, it proposes to allocate for purposes of (i) applying Section 751 of the Code and Treasury Regulation Section 1.751-1 in determining the portion of the gain or loss recognized by the Seller upon the sale of the Seller Interests pursuant to this Agreement that is attributable to the Company’s “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code), and (ii) for all other Tax purposes (the “Allocation”).  Buyer shall consider and implement any reasonable adjustments to such Allocation as may be proposed by Parent and the Seller.  To the extent Parent and the Seller fail to notify Buyer of any disagreements within thirty (30) days of receipt of the Allocation, then the Allocation, as proposed by Buyer, shall be final, binding and conclusive on the Parties.  If (A) Parent and the Seller are in disagreement with the Allocation proposed by Buyer and Parent and the Seller notify Buyer within such thirty (30) day period in accordance with this Agreement, or (B) Buyer does not agree with Parent’s and the Seller’s proposed adjustments to the Allocation, then such disagreement shall be resolved by an independent accounting firm of recognized national standing mutually selected by Buyer, Parent and the Seller.

(e)                                  Buyer, Parent and the Seller shall report the transactions consummated pursuant to this Agreement in a manner consistent with the Allocation on all Tax Returns, unless otherwise required by law.  The Allocation may not be amended or changed without the mutual written consent of the Parties.  In the event that the Allocation is disputed by any governmental authority, the Party receiving notice of such dispute will promptly notify the other Parties, and the Parties will consult in good faith how to resolve such dispute in a manner consistent with the Allocation.

(f)                                   Buyer, Parent and the Seller agree to provide the Company with all information that it is required to report pursuant to Sections 751 and 6050K of the Code and all Treasury regulations promulgated thereunder.

(g)                                  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, province, state, city, county, and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) corporate, income, profits, license, withholding, payroll, employment

(including without limitation Social Security, unemployment insurance, employer health and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, environmental, alternative minimum, occupation, property, net worth, capital gains, severance, premium, windfall profits, customs, duties, ad valorem, value added, excise, unclaimed property, and any other governmental charges of the same or similar nature to any of the foregoing; including, without limitation, any interest, penalty, or addition to any of the foregoing, whether disputed or not, and including, without limitation, any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including, without limitation, by contract or otherwise.  Any one of the foregoing Taxes shall be referred to sometimes as a “Tax”.

(ii)                                  “Income Tax” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts), and specifically including, without limitation, the reformed Texas Franchise Tax, the Ohio Commercial Activity Tax, the Michigan Business Tax, and any similar Tax.

(iii)                               “Tax Returns” means all returns, reports, estimates, claims for refund, information statements, elections, statements of foreign bank and financial accounts, and other returns relating to or filed in connection with any Taxes, including, without limitation, any schedule or attachment thereto, and including any amendment thereof.  Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

(iv)                              “Transfer Tax Returns” means all Tax Returns relating to or filed in connection with any Transfer Taxes.

6.6                               Certain Waivers.

(a)                                 Effective upon the Closing, Parent and the Seller hereby irrevocably waive, release and discharge Buyer, the Company, the Subsidiaries and any of their respective Affiliates from any and all liabilities and obligations to them of any kind or nature whatsoever, in their respective capacities as a shareholder, partner, manager, member, creditor, officer or director of the Company or a Subsidiary or in any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by the Parties in connection herewith) or otherwise at law or equity, and Parent and the Seller agree that they shall not seek to recover any amounts in connection therewith or thereunder from any of Buyer, the Company, the Subsidiaries or any of their respective Affiliates; provided, that the waivers contained in this Section 6.6 shall not apply to (i) the right to receive distributions from the Company under Article 5 of the Company LLC Agreement for the period ending September 30, 2013, (ii) claims asserted pursuant to this Agreement (including, without limitation, claims pursuant to Section 8.3(i)) or any of the other agreements executed and delivered by the Parties in connection herewith,  (iii) claims for indemnification related to Assumed Liabilities, as such term is defined in that certain General Signal Reorganization Agreement, dated as of September 15, 1997, by and among General Signal Corporation, G. S. Building Systems Corporation, GSEG LLC, and O-Z/Gedney Company LLC (the “General Signal Reorganization Agreement”), (iv) claims for indemnification pursuant to Article 11 of the Company LLC Agreement, and (v) any rights and obligations relating to transactions between Parent, Buyer and their respective Affiliates (other than the Company and its Subsidiaries) unrelated to the Company and its Subsidiaries or the ownership, management or conduct of the business thereof.

(b)                                 Effective upon the Closing, Buyer, the Company and the Company on behalf of its Subsidiaries (the “Buyer Waiving Parties”) hereby irrevocably waive, release and discharge Parent, the Seller and any of their respective Affiliates from any and all liabilities and obligations to them of any kind or nature whatsoever in any capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by the Parties in connection herewith) or otherwise at law or equity, and the Buyer Waiving Parties agree that they shall not seek to recover any amounts in connection therewith or thereunder from Parent, the Seller or any of their Affiliates; provided, that the waivers contained in this Section 6.6 shall not apply to (i) claims against Parent or the Seller asserted pursuant to this Agreement (including, without limitation, claims pursuant to Section 8.2(i)) or any of the other agreements executed and delivered by the Parties in connection herewith, and (ii) any rights and obligations relating to transactions between Parent, Buyer and their respective Affiliates (other than the Company and its Subsidiaries) unrelated to the Company and its Subsidiaries or the ownership, management or conduct of the business thereof.

6.7                               Certain Indemnification.

(a)                                 The Buyer agrees that, to the maximum extent permitted by law, all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of Parent, Seller, their Affiliates and their current or former directors, officers, employees, agents and representatives (a “Covered Person”) pursuant to Article 11 of the Company LLC Agreement or any statutory rights under Delaware law will survive the Closing and will continue in full force and effect in accordance with their respective terms for a period of not less than six years after the Closing Date, and that the Buyer (i) will honor and comply with, and cause the Company and each of its Subsidiaries to honor and comply with, all provisions granting such rights, and (ii) shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the respective organizational documents of such Company or Subsidiary or the Company LLC Agreement relating to the exculpation or indemnification of any Covered Person (unless required by law), it being the intent of the Parties that the Covered Persons shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

(b)                                 In the event that after the Closing Date, Buyer, the Company or any Subsidiary, or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer, such Company or the Subsidiaries, as the case may be, honor the indemnification and other obligations of such Persons, including without limitation under this Section 6.7.

(c)                                  This Section 6.7 shall be for the benefit of, and shall be enforceable by, the Covered Persons, and each such Person’s respective heirs and estate, all of whom shall be express third-party beneficiaries hereof.

6.8                               LLC Agreement.

(a)                                 The Parties hereby waive, and, to the extent required, amend any and all provisions of the Company LLC Agreement necessary to be waived and/or amended in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 The Parties acknowledge and agree that the confidentiality covenants set forth in Section 9.01 of the Company LLC Agreement and the non-competition covenants set forth in Section 9.02 of the Company LLC Agreement will be terminated as of the Closing Date.

6.9                               Distributions. The Parties agree that neither Parent nor the Seller is entitled to any distributions pursuant to Article 5 of the Company LLC Agreement for any Fiscal Quarter (as such term is defined in the Company LLC Agreement) ending after September 30, 2013.

6.10                        Sola Trademarks. The Parties shall seek to obtain written consent from Eaton for Parent to assign to the Company the SOLA trademark and variations thereof and the applications and registrations therefor.  If Eaton does not consent to such assignment prior to the Closing Date or within a reasonable period following the Closing, Parent and the Seller will reasonably cooperate with Buyer and the Company to amend the Sola Trademark License Agreement to expressly permit the current use and registration of such trademarks by the Company to the extent any such amendment may be entered into without the consent of Eaton.  To the extent that Eaton’s consent is required, the Parties shall reasonably cooperate to obtain such consent; provided, however, that neither Parent nor the Seller shall be required to make any payment to Eaton in order to obtain such consent.

ARTICLE VII
CONDITIONS TO CLOSING

7.1                               Conditions Precedent to Obligations of Buyer, Parent and the Seller.  The obligations of the Parties under this Agreement to effect the Closing are subject to the fulfillment, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by the Parties in their discretion):

(a)                                 on the Closing Date, there shall exist no valid Law or Order (whether temporary, preliminary or permanent) which prohibits or prevents the consummation of the transactions contemplated by this Agreement; and

(b)                                 any approvals required pursuant to the filings made in accordance with Section 6.2 of this Agreement (the “Required Government Approvals”) shall have been obtained and shall remain in full force and effect, and any applicable waiting periods relating thereto shall have expired or been terminated.

7.2                               Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under this Agreement to effect the Closing are subject to the fulfillment, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by Buyer in its discretion):

(a)                                 the representations and warranties made by Parent and the Seller in this Agreement shall be true and correct in all material respects (unless qualified by materiality in which case such representation shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty by its terms is limited to a specific date, in which case as of such specified date);

(b)                                 Parent and the Seller shall have in all material respects performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.  The Seller shall deliver to Buyer at the Closing a certificate of an officer of each of Parent and the Seller certifying that the conditions stated in Section 7.1(a) and this Section 7.1(b) have been fulfilled (except to the extent any such conditions are waived); and

(c)                                  Parent and the Seller shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.5.

7.3                               Conditions Precedent to Obligations of Parent and the Seller.  The obligations of Parent and the Seller under this Agreement to effect the Closing are subject to the fulfillment, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by Parent and the Seller in their discretion):

(a)                                 the representations and warranties made by Buyer and the Company in this Agreement shall be true and correct in all material respects (unless qualified by materiality in which case such representation shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty by its terms is limited to a specific date, in which case as of such specified date);

(b)                                 Buyer and the Company shall have in all material respects performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.  Buyer shall deliver to Parent and the Seller at the Closing a certificate of an officer of each of Buyer and the Company certifying that the conditions stated in Section 7.3(a) and this Section 7.3(b) have been fulfilled (except to the extent any such conditions are waived); and

(c)                                  Buyer shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.6.

ARTICLE VIII
INDEMNIFICATION

8.1                               Survival of Representations and Warranties and Covenants.  The representations and warranties of the Parties made herein shall survive the Closing in perpetuity.  The covenants and other agreements made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity.

8.2                               Indemnification by Parent and the Seller.  If the Closing occurs, Parent and the Seller shall hold Buyer and its Affiliates (including, without limitation, from and after the Closing, the Company and the Subsidiaries) and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Buyer Indemnified Persons”), harmless and indemnify each of them from and against, and Parent and the Seller waive any claim for contribution or indemnity from any of the Buyer Indemnified Persons (including, without limitation, the Company and the Subsidiaries) with respect to, any and all claims, losses, damages, liabilities, expenses or costs (“Losses”), plus reasonable attorneys’ fees, and expenses incurred in connection with Losses and/or enforcement of this Agreement and interest on the amount of such Losses at the Federal Funds Rate, as it appears in the Wall Street Journal, from the date that such Losses were incurred until the date of payment to the Indemnified Party, determined based upon a 360-day year (in all, “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of:

(i)                                     any Excluded Liabilities, as such term is defined in the General Signal Reorganization Agreement;

(ii)                                  any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by Parent or the Seller of any covenant or agreement of Parent or the Seller contained in this Agreement; or

(iii)                               any breach of any representation or warranty made by Parent or the Seller in ARTICLE II of this Agreement.

8.3                               Indemnification by Buyer. If the Closing occurs, Buyer shall hold Parent, the Seller and their Affiliates and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacity as such (the “Seller Indemnified Persons”) harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(i)                                     any Excluded Liabilities, as such term is defined in that certain Emerson Reorganization Agreement, dated as of September 15, 1997, by and among Buyer and Appleton Electric Co., and Appleton Electric LLC;

(ii)                                  any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by Buyer or the Company of any covenant or agreement of Buyer contained in this Agreement; or

(iii)                               any breach of any representation or warranty made by Buyer or the Company in this Agreement.

8.4                               Procedures for Claims.

(a)                                 In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Parent and the Seller seek indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the Party from whom indemnification is sought (the “Indemnifying Party”)  specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially damaged thereby.  Subject to the terms hereof, the Indemnifying Party shall pay (by wire transfer of immediately available funds) the amount of any valid claim not more than 60 days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

(b)                                 If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Party hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party  prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give promptly such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby.  Except as otherwise provided in this Section 8.4, the Indemnifying Party shall have the right, upon the giving of (i) written notice to the Indemnified Party and (ii) an unconditional acknowledgement that based on the facts alleged in the claim, the Indemnified Party is obligated to indemnify the Persons to be indemnified hereunder with respect to such Third Person claim, to investigate, contest, and defend the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party may not settle the Third Person Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless the settlement (i) involves only money damages which will be paid entirely by the Indemnifying Party and (ii) includes a complete release of the Indemnified Party.  The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party need only pay the reasonable fees and disbursements of one counsel to all of the Indemnified Parties.   Notwithstanding anything to the contrary contained in this Section 8.4, in connection with any Third Person Claim where (w) the Indemnifying Party fails or refuses to acknowledge within thirty (30) days of its receipt of the notice referred to in the first sentence of this Section 8.4(b) that based on the facts alleged in the claim, the Indemnifying Party is obligated to indemnify the Persons to be indemnified hereunder with respect to such  Third Person Claim, (x) there is a credible threat of any material relief other than solely monetary damages being granted, (y) there is a substantial conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Person Claim or (z) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which are reasonably likely to be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense of such Third Person Claim, subject to the limitations set forth in this Section.  In such an event, the Indemnifying Party need only pay the reasonable fees and disbursements of counsel of the Indemnifying Party and one counsel to all of the Indemnified Parties.  If the Indemnified Party otherwise exercises its rights contained herein to assume and direct the defense of such Third Person Claim, (a) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, provided, however, that the Indemnified Party shall not settle the Third Person Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense, and (c) if the Indemnified Party has assumed the defense of the Third Person Claim pursuant to clause (w) above, then the Indemnifying Party shall have the right at any time to assume and direct the defense of the Third Person Claim by notice to the Indemnified Party containing the acknowledgement set forth in clause (w) above.  The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

8.5                               Limitations on Indemnity.

(a)                                 Neither Parent nor the Seller shall have any claim for contribution from or against the Company or any Subsidiary as a result of any indemnification or other payments made by the Seller to any of the Buyer Indemnified Persons pursuant to this Agreement.

(b)                                 If the Closing occurs, the indemnification provided in this ARTICLE VIII and Section 6.7 and the right to equitable relief provided in Section 9.8 shall be the sole and exclusive remedies for any inaccuracy or breach of any representation, warranty, covenant or agreement made by Parent, the Seller, the Company or the Buyer in this Agreement.  For all Tax purposes, all amounts payable by one Party in indemnification of the other shall be considered an adjustment to the Purchase Price, to the extent permitted by applicable law.

(c)                                  The amount of any Indemnified Losses for which indemnification is provided under this ARTICLE VIII shall be net of any amounts actually recovered under insurance policies maintained by an Indemnified Party in effect immediately prior to Closing and applicable to such Indemnified Loss, net of reasonable expenses incurred by the Indemnified Party in obtaining such recovery, and the Indemnifying Party shall be subrogated, to the extent of such amounts, to any rights which the Indemnified Party may have against any such insurance policies; provided, however, that the Indemnified Party shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Indemnified Losses therefor.  To the extent that any insurance payment is actually recovered by an Indemnified Party after the related indemnification payment has been made pursuant to this Agreement, the Indemnified Party will pay over to the Indemnifying Party the amounts of such insurance payments promptly after they are actually recovered; provided, however, that the Indemnified Party shall not pay over to the Indemnifying Party any such amounts that exceed the related indemnification payment that has been made by the Indemnifying Party pursuant to this Agreement.  If permitted under the terms of the applicable insurance policies, in lieu of the foregoing, the Indemnified Party may subrogate or assign its rights to recover under such insurance policies to the Indemnifying Party.  For the avoidance of doubt, nothing in this paragraph shall be deemed to construe any self-insured amount or retention as an amount that could be recovered under an insurance policy.

(d)                                 The Parties shall each use commercially reasonable efforts to mitigate any Indemnified Losses associated with any claim for indemnification under this ARTICLE VIII after becoming aware of any event that could reasonably be expected to give rise to any Indemnified Losses that are indemnifiable or recoverable hereunder.

(e)                                  Neither the Buyer nor the Company shall be entitled to be compensated more than once for the same Loss.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1                               Notice.  All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 9.1 for, or such other address as may be designated in writing hereafter by, such Party:

If to Buyer or the Company:

Emerson Electric Co.
8000 West Florissant Ave.
P.O. Box 4100
St. Louis, MO 63136-8506
Attention:  Robert M. Levy
Facsimile:  (314) 553-1365

and to:

Emerson Electric Co.
8000 West Florissant Ave.
P.O. Box 4100
St. Louis, MO 63136-8506
Attention:  Vanessa McKenzie
Facsimile:  (314) 553-1232

with a copy to:

Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention:  William F. Seabaugh
Facsimile: (314) 259-2020

If to Parent or the Seller:

SPX Corporation
13320 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: General Counsel
Facsimile: 704-752-7412

9.2                               Termination.

(a)                                 This Agreement may be terminated at any time prior to the Closing:

(i)                                     by mutual written consent of Parent, the Seller and Buyer;

(ii)                                  by either Parent and the Seller, on the one hand, or Buyer, on the other hand (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other Parties such that the conditions set forth in ARTICLE VII would not be satisfied, which breach is not cured within thirty (30) days following written notice thereof to the breaching Party or which breach, by its nature or timing, cannot be cured prior to the Closing and shall not have been waived by Buyer, on the one hand, or Parent and the Seller, on the other hand, respectively; or

(iii)                               by either Parent and the Seller, on the one hand, or Buyer, on the other hand, in the event that the Closing shall not have occurred on or before the date that is six (6) months following the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a)(iii) shall not be available to any Party whose action, failure to act or failure to fulfill any obligation under this Agreement has been the cause of or resulted in any condition or conditions not being capable of being satisfied.

The date on which this Agreement is terminated pursuant to this Section 9.2 shall be referred to as the “Termination Date”.

(b)                                 In the event of any termination of this Agreement as provided in this Section 9.2, this Agreement shall forthwith become wholly void and of no further force and effect (for the avoidance of doubt, including, without limitation, Section 6.9 and any other section purporting to amend the LLC Agreement, and the LLC Agreement shall continue in accordance with its terms as in effect immediately prior to the date hereof) and there shall be no liability on the part of Buyer, the Company, any of the Subsidiaries, Parent or the Seller, except (i) in respect of applicable confidentiality restrictions and other matters occurring prior to such termination; (ii) that nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination; and (iii) in respect of Section 6.3 (Public Announcements; Confidentiality), Section 9.7 (Expenses), and Section 9.9 (Governing Law).

9.3                               Entire Agreement.  This Agreement, the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

9.4                               Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise) by Buyer or the Company without the prior written consent of the Seller (which consent shall not be unreasonably withheld) or by Parent or the Seller without the prior written consent of Buyer (which consent shall not be unreasonably withheld); provided, however, that Buyer shall have the right to transfer and assign its rights hereunder to purchase the Seller Interests and any other rights or benefits afforded to it by this Agreement to any entity which is controlled by Emerson Electric Co.

9.5                               Counterparts.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.6                               Headings; Interpretation.  The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.  Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively.  References herein to “days,” unless otherwise indicated, are to consecutive calendar days.  Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman.  Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.  Unless the context otherwise requires, “or” is not exclusive.  For purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental authority and any other entity and “Affiliate” of a Person shall mean any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

9.7                               Expenses.  Buyer shall pay the fees and expenses of its counsel, accountants, experts, other representatives and all other expenses incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by it of its obligations hereunder.  Parent and the Seller shall pay the fees and expenses of their respective counsel, accountants, experts, other representatives and all other expenses incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by it of its obligations hereunder.  All fees and expenses of the Company and the Subsidiaries incurred incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby (including, without limitation its fees and expenses of counsel, accountants, experts and other representatives) shall be borne by Buyer.

9.8                               Remedies Cumulative.  Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under law.  The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

9.9                               Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

9.10                        Submission to Jurisdiction; Waivers.  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns shall be brought and determined exclusively in the federal or state courts in Delaware encompassing the County of New Castle, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 9.10, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.  Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 9.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.

9.11                        No Waiver.  Any failure by either of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party; provided, however, that any such waiver (a) shall be in writing signed by the waiving party, and (b) shall not be deemed a waiver of any other obligation, agreement or condition.

9.12                        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

9.13                        Amendments.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Parties hereto.

9.14                        No Third Party Beneficiaries.  Except as set forth in Section 6.7, the Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties and is effective as of the date first herein above written.

EMERSON ELECTRIC CO.

By:	/s/ Robert Levy
Name:	Robert Levy
Title:	Vice President, Development

SPX HOLDING, INC.

By:	/s/ Kevin L. Lilly
Name:	Kevin L. Lilly
Title:	Vice President and Secretary

SPX CORPORATION

By:	/s/ Kevin L. Lilly
Name:	Kevin L. Lilly
Title:	Senior Vice President, Secretary,
and General Counsel

EGS ELECTRICAL GROUP LLC.

By:	/s/ Robert Levy
Name:	Robert Levy
Title:	Authorized Signatory

Schedule 1.3(b)(i)

Product Lines of the Company at Closing

($M’s)	FY13
ECM (Electrical Construction Materials)
Hazardous
Lighting	77
Plugs & Receptacles	71
Fittings	57
Enclosure & Controls	54
Total Hazardous	$259
Industrial Fitting
Fittings & Connectors	70
Plugs & Receptacles	17
Conduit Bodies	9
General Lighting	7
Total Industrial	$103
Commercial Product
Connectors / Fittings (Neer/ETP)	30
Steel Boxes	14
Cables / Switches (McQuill)	6
Extension Cords / Reels	1
Total Commercial	$51
Total ECM	$413

SolaHD
Power Supplies	20
Power Quality	20
Transformers	19
Total SolaHD	$59

HCS (Heating Cable Systems)
Residential Freeze Protect	11
Residential Floor Warming	11
Commercial Easy Heat	7
Industrial Heat Trace	15
Total HCS	$44

Total EGS	$517

Schedule 1.3(b)(ii)

15% of Total Sales of the Company for Fiscal Year 2013

Total Fiscal Year 2013 Sales = $517,490,703

$517,490,703 x 15% = $77,623,605

Schedule 1.3(b)(iii)

Example Calculations

(#s in millions)

15% threshold = $77,623,605 (77.6 for purposes of this Schedule)

1.  Assume the sale of the General Lighting Product Line

a)             For a purchase price of 8

General Lighting FY2013 Sales:   7

Total EGS FY2013 Sales:             517

Partial Threshold:                     7/517 * 1275  =  17.26

Sale does not exceed Partial Threshold

Sale does not exceed 15% Threshold  (7 is less than 77.6)

No payment

b)   For a purchase price of 70

General Lighting FY2013 Sales:     7

Total EGS  FY2013 Sales:             517

Partial Threshold                         7/517 * 1275  = 17.26

Sale exceeds Partial Threshold by  70 - 17.26 or 52.74

However, sale does not exceed 15% Threshold

No payment

2. Assume that after the Sale of the General Lighting Product Line, there is a sale of the Hazardous Lighting Product Line

a)             For a purchase price of 30

Hazardous Lighting FY2013 Sales:            77

Total EGS  FY2013  Sales:                  517

Partial Threshold                               77/517 * 1275 =  189.9

Sale does not exceed Partial Threshold

When combined with example 1a) above:

Combined 2013 sales for the product lines sold (7+77)  exceed 15% Threshold

However, no payment, since neither sale exceeded the applicable Partial Threshold

When combined with example 1b) above:

Payment of 23.5 (44.5% of 52.74), since the  combined  2013 sales for the product lines sold exceeded the 15% Threshold and the sale of General Lighting exceeded the Partial Threshold

b)   For a purchase price of 200

Power Supplies FY2013 Sales:            77

Total EGS  FY2013  Sales:                  517

Partial Threshold                               77/517 * 1275 =  189.9

Sale exceeds Partial Threshold by 10.1 (200-189.9)

When combined with example 1a) above:

Since the combined 2013 sales for the product lines sold exceeded the 15% Threshold and the sale of the Hazardous Lighting Product line exceeds the Partial Threshold by 10.1, payment of 4.5 (44.5% of 10.1)

When combined with example 1b) above:

Since the combined sales for the product lines sold exceeded the 15% Threshold and  the two sales exceeded the applicable Partial Threshold by  62.84 (10.1 + 52.74), payment of 28  (44.5% of 62.84)

Schedule 2.2

Seller and Parent No Violations

1.  Pursuant to the Credit Agreement, dated as of June 30, 2011 (as amended, supplemented or modified, including the  First Amendment dated October 5, 2011 and the Second Amendment dated May 8, 2013,  the “SPX Credit Agreement”), among Parent  as borrower, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto, Bank of America, N.A., as Administrative Agent and Deutsche Bank AG Deutschlandgeschäft Branch, as Foreign Trade Facility Agent, Parent is required either to apply the net (after tax) cash proceeds from the sale of the Seller Interests to prepay loans outstanding under the SPX Credit Agreement or to reinvest such proceeds in the business of Parent  and its subsidiaries (unless a waiver is obtained).

Schedule 2.3(i)

Conveyance of Seller Interests

1.  On September 15, 1997 the parties entered into the LLC Agreement and the transactions contemplated thereby.

2.  In connection with the acquisition of General Signal in 1998, the Company redeemed a portion of the membership interests in the Company held by General Signal and its affiliates so that after the redemption, General Signal and its affiliates owned 44.5% of the membership interests in the Company.

3.   On December 31, 2001, General Signal merged with and into Parent, transferring 100% of the membership interest in the Company held by General Signal to Parent by operation of law.

4.   While not a transfer or conveyance, for information on October 29, 1999, the Seller changed its name from G.S Building Systems Corporation to Edwards Systems Technology, Inc., and on July 14, 2005 to SPX Holding, Inc.

5.  Effective as of September 30, 2005, the Seller conveyed its 4.26% membership interest in the Company to Parent.

6.  Effective as of September 30, 2013, Parent conveyed 100% of its membership interest in the Company to the Seller.

7.  See Schedule 2.3(ii).

Schedule 2.3(ii)

Agreements Relating to Seller Interests

1. The agreements entered into in connection with the formation of the Company, including without limitation the LLC Agreement and all closing documents and agreements, as amended.

2.  Any agreement between the Seller and Buyer related to the Seller Interests.

3.  Items #2 through 6 on Schedule 2.3(i).

Schedule 2.4

Consents

1. The consent contemplated by Section 6.2(b) of the Agreement

Schedule 2.6(b)

Seller’s Knowledge

Kevin L. Lilly

Stephen A. Tsoris

Schedule 3.2

Buyer No Violations

None.

Schedule 3.3

Buyer Consents

1. The consent contemplated by Section 6.2(b) of the Agreement

Schedule 3.5(b)

Buyer’s Knowledge

Michael Keating

Schedule 4.2

Company No Violations

None.

Schedule 4.3

Company Consents

1. The consent contemplated by Section 6.2(b) of the Agreement

Schedule 4.4(b)

Company’s Knowledge

Curt Eslinger

Michael Keating

Schedule 5.1(c)

Employees

[Redacted]